
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate joint ventures. In accordane with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1999
<PERIOD-END>                               SEP-30-1999
<CASH>                                       6,720,190
<SECURITIES>                                         0
<RECEIVABLES>                                  342,396
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              37,725,184<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                             0
<OTHER-SE>                                  37,506,602<F2>
<TOTAL-LIABILITY-AND-EQUITY>                37,725,184<F3>
<SALES>                                              0
<TOTAL-REVENUES>                             3,223,425<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               416,993
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              2,806,432
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          2,806,432
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 2,806,432
<EPS-BASIC>                                     0.28<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $10,307,104, real estate held for sale of $300,000 and an investment in unconsolidated partnership of $20,055,494.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilites of $218,582.
<F4>Total revenue includes rent of $1,434,510 equity in earnings of $1,590,426 and interest and other revenue of $198,489.
<F5>Represents net income per Unit of limited partnership interest.

